Exhibit 99.1

SPARTAN MOTORS PURCHASES ASSETS OF CALIFORNIA-BASED GENERAL TRUCK BODY

Dedicated West Coast Truck Body Manufacturing Facility Expands Spartan’s Capabilities and Geographic Reach

CHARLOTTE, Mich., June 13, 2019 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries, as well as for the emergency response and recreational vehicle markets, today announced it has purchased the assets of General Truck Body (“GTB”) and will begin operating a production facility located in Montebello, California. Going forward, the facility will be used to manufacture and assemble custom aluminum and composite-side truck bodies, refrigerated trucks, stake body trucks, curtain side and moving vans, last mile delivery vehicles and upfits, and other Work Driven Design™ vocational solutions across GVWR Classes 1-7.

GTB joins Spartan’s Fleet Vehicles and Services (“FVS”) business unit. It will go-to-market under the Utilimaster brand.

The purchase of General Truck Body assets immediately expands Spartan Motors’ truck body manufacturing operations into California while enhancing refrigerated vehicle production capabilities and grants customers access to additional truck and van body types. Augmenting Spartan’s recent East Coast expansion, the addition of this Southern California manufacturing and assembly facility increases Spartan and Utilimaster’s product portfolio and effectively grants customers efficient, cost-competitive build-and-ship capabilities from coast-to- coast.

“We are proud to welcome General Truck Body employees and customers to the Spartan family,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “This facility effectively provides Spartan and Utilimaster with a West Coast truck body operation that expands our footprint to better serve current and prospective customers in the region. We’ve bolstered our East Coast presence over the past several months, and this West Coast facility means we can now competitively sell and service commercial and retail vehicles across the entire U.S. We expect the transaction to be accretive on an annualized basis in 2020.”

Spartan FVS, by way of its Utilimaster, Spartan Upfit Services, and Strobes-R-Us™ go-to-market brands, is uniquely positioned to provide comprehensive vehicle and upfit solutions across the spectrum of vehicles in GVWR Classes 1-7. For customers of all sizes, across all commercial and retail vocations, specialty service segments, and last-mile delivery markets in particular, Spartan provides a convenient and cost-effective single source supply base for customer-specific vehicle solutions. Spartan FVS and its brands are leaders in manufacturing and assembly for global fleets, regional commercial and retail vehicles, and have specialized expertise in the areas of truck and van body assembly, specialty service vehicle manufacturing and customization, and cargo van and governmental fleet upfit. The business is committed to holistic after-sale service and customer support by providing a comprehensive approach to aftermarket parts supply, vehicle refurbishment, and field service repairs and upgrades.

“As we welcome GTB to the Spartan and Utilimaster family, it’s my hope that Spartan’s size, stability, and commitment to long-term sustainable profitable growth will reassure customers and employees alike. We are committed to the location and to providing our customers with an even broader portfolio of solutions so that Spartan and Utilimaster can effectively become a one-stop shop for commercial and retail vehicle customers.

Spartan Motors,

GTB’s facility, product set, and its talented people help us do just that,” concluded Adams.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments, including Spartan Fleet Vehicles and Services, Spartan Emergency Response, and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster®, Strobes-R-Us™, Smeal, Ladder Tower™, and UST®. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

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This release contains several forward-looking statements that are not historical facts, including statements concerning our expectations regarding the future performance of this California facility and business and its effect on our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include difficulties we may encounter in integrating this business with Spartan’s existing business; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; changes in our relationships with major customers, suppliers, or other business partners; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:

Juris Pagrabs

Group Treasurer, Director of Investor Relations

Spartan Motors, Inc.

Juris.Pagrabs@spartanmotors.com

(517) 997-3862

Media:

Samara Hamilton

Corporate Director of Marketing and Communications

Spartan Motors, Inc.

Samara.Hamilton@spartanmotors.com

(517) 997-3860

Spartan Motors,